Exhibit 3.m

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

CROWN CORK & SEAL COMPANY, INC.,

A PENNSYLVANIA CORPORATION

FIRST: The name of the corporation is Crown Cork & Seal Company, Inc. The corporation is incorporated under the Pennsylvania Business Corporation Law.

SECOND: The purposes of the corporation (hereinafter sometimes called the Corporation) are to do any and all of the things hereinafter set forth to the same extent as natural persons might or could do in any part of the world, namely;

1. To manufacture, produce, purchase or otherwise acquire, sell or otherwise dispose of (i) containers made from metal, glass, paper, rubber, wood, plastics or other material, for liquids, solids, powder, cream, loose pourables and other substances; (ii) crowns, caps, corks, seals and closures of all kinds for containers; and (iii) machinery, equipment and component parts for bottling, filling, closing, sealing and packaging bottles and other containers of all kinds.

2. To carry on a general mercantile, manufacturing, fabricating, metalworking, machinery, lithographing, printing and packaging business.

3. To carry on the business of general merchants, brokers, agents, dealers in, importers and exporters of, searchers for, workers in and manufacturers of natural products, raw materials, manufactured products and marketable goods, wares and merchandise of every kind, nature and description.

4. To apply for, purchase or in any manner to acquire; to hold, own, use and operate; to sell or in any manner dispose of; to grant or license other rights in respect of; and in any manner deal with any and all rights, interests, inventions, improvements and processes used in connection with or secured under letters patent or copyrights of the United States or other countries or otherwise; and to work, operate or develop the same.

5. To purchase, lease or otherwise acquire, and to hold, own, sell or dispose of real and personal property of all kinds and in particular lands, buildings, business concerns and undertakings, shares of stock, mortgages, bonds, debentures, and other securities, merchandise, book debts and claims, trademarks, trade names, and any interest in real or personal property.

6. To guarantee the payment of dividends on any shares of the capital stock of any corporation, joint stock company or association in which the Corporation has or may at any time have an interest; to endorse or otherwise guarantee the payment of the principal of, or interest on, any scrip, bonds, coupons, mortgages, debentures, or other securities issued or created by any corporation, joint stock company or associations in which the Corporation have an interest, or whose shares or securities it owns; to become surety for and to guarantee the carrying out or the performance of any and all contracts of every kind or character of any corporation, joint stock company or corporation in which the Corporation has an interest, or whose shares or securities it owns; and to do any and all lawful things designed to protect, preserve, improve or enhance the value of any such shares, scrip, voting trust certificates, bonds, coupons, mortgages, debentures, securities or other evidences of indebtedness of any corporation, joint stock company or association in which the Corporation has an interest or whose shares or securities it may own, and to make any guarantee which may be lawful for a corporation organized under the Business Corporation Law.

7. To lend and borrow money; to draw, make, accept, endorse, transfer, assign, execute and issue bonds, debentures, promissory notes, and other evidences of indebtedness, and for the purpose of securing any of its obligations or contracts to convey, transfer, assign, deliver, mortgage and pledge all or any part of the property or assets at any time owned or held by the Corporation, upon such terms and conditions as the Board of Directors shall authorize and as may be permitted by law.

8. To acquire, hold, sell, reissue, or cancel any shares of its own capital stock, provided, however, that the Corporation may not use any of its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the Corporation, and provided further, that the shares of its own capital stock belonging to the Corporation shall not be voted directly or indirectly.

9. To undertake or assume the whole or any part of the bonds, mortgages, franchises, leases, contracts, indebtedness, guaranties, liabilities and obligations of any person, firm, association, corporation or organization, and to purchase or otherwise acquire the whole or any part of the property, assets, business, good-will and rights of any person, firm, association, corporation or organization and to pay for the same or any part or combination thereof in cash, shares of the capital stock, bonds, debentures, debenture stock, notes and other obligations of the Corporation or otherwise, or by undertaking and assuming the whole or any part of the liabilities or obligations of the transferor; and to hold or in any manner dispose of the whole or any part of the property and assets so acquired or purchased, and to conduct in any lawful manner the whole or any part of the business so acquired and to exercise all the powers necessary or convenient in and about the conduct, management and carrying on of such business.

10. To organize, incorporate and reorganize subsidiary corporations and joint stock companies and associations for any purpose permitted by law.

11. To sell, improve, manage, develop, lease, mortgage, dispose of, or otherwise turn to account, or deal with all or any part of the property of the Corporation.

12. To carry on business at any place or places within the jurisdiction of the United States, and in any and all foreign countries, and to purchase, hold, mortgage, convey, lease or otherwise dispose of and deal with real and personal property at any such place or places.

13. To enter into, make, perform and carry out contracts of every sort and kind which may be necessary or convenient for the business of the Corporation or business of a similar nature, with any person, firm, corporation (private, public or municipal), or body politic under the government, or agency thereof, of the United States or any state, territory or colony thereof or any foreign government, so far as, and to the extent that the same may be done and performed by corporations organized under the Business Corporation Law.

14. To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes, the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in connection with other corporations, firms or individuals, and either as principals or as agents, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes or powers, or any of them.

15. The foregoing enumeration of specific powers shall not be deemed to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof, as may now or hereafter be conferred by the laws of the Commonwealth of Pennsylvania upon corporations organized under the provisions ef the Business Corporation Law.

THIRD: The total number of shares which may be issued by the Corporation is 500,000,000 shares of Common Stock, at a par value per share of $5.00 (the “Common Stock”), and 50,000,000 shares of Preferred Stock to be used in the acquisition of CarnaudMetalbox (the “Acquisition Preferred Stock”) and 30,000,000 shares of Preferred Stock (the “Additional Preferred Stock”), without par value.

A. Common Stock. The designations, voting powers, restrictions and rights of the Common Stock are as follows:

1. Dividends. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

2. Liquidation. In any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the debts of the Corporation and obligations with respect to any issued and outstanding shares of preferred stock shall have been paid or provided for, all of the remaining assets of the Corporation shall belong to and shall be distributed ratably among the holders of the Common Stock.

3. Reacquired Share. The Board of Directors shall have the power to eliminate reacquired shares of Common Stock from the authorized number of shares of the Corporation or to restore such shares to the status of authorized but unissued shares.

4. Voting Rights. Except as may otherwise be required by law in any case and as provided in a resolution of the Board of Directors fixing voting rights pursuant to Section C below, the holders of shares of Common Stock possess the exclusive voting powers of the Corporation. At every meeting of stockholders of the Corporation, the holders of record of shares of Common Stock entitled to vote thereat shall be entitled to one vote for each share held. The holders of Common Stock shall not be entitled to cumulative voting in the election of directors of the Corporation.

B. Capital Stock Generally. The following provisions shall apply to all classes of the Corporation’s capital stock:

1. Additional or Increased Stock. No holder of stock of the Corporation of any class shall be entitled as of right to subscribe for any additional or increased stock of any class or any obligations convertible into any class or classes of stock, and the Corporation may, without offering any such increased or additional stock or obligations to stockholders of any class, sell or dispose of the same to such persons and for such consideration permitted by law as the Hoard of Directors from time to time in its absolute discretion determines.

2. Authorized Shares. The Corporation may issue and sell its authorized shares, if any, without par value prom time to time in the absence of fraud in the transaction, for such consideration as may from time to time be fixed by the Board of Directors, and sell and dispose of any stock having a par value, for such consideration permitted by law, as the Board of Directors may from time to time determine, without other authority, consent or vote of the stockholders of the Corporation of any class or classes, except as otherwise provided herein or under applicable law.

C. Preferred Stock.

1. Acquisition Preferred Stock. The following provisions shall apply to Acquisition Preferred Stock:

a. Designation. The unissued shares of Acquisition Preferred Stock may be divided and issued at any time, as set forth in C.1(b) below, in one or more classes or series of a class as may be designated by the Board of Directors of the Corporation. The Board of Directors shall have the full authority permitted by law to fix by resolution the designations, number and the voting rights, preferences, privileges, limitations, restrictions, conversion rights and other special or relative rights, if any, of any class or any series of any class of the Acquisition Preferred Stock that may be desired.

b. Issuance. Shares of Acquisition Preferred Stock shall be issued solely to effect the acquisition by the Corporation of the capital stock fund securities convertible into or exchangeable for such capital stock) of CarnaudMetalbox, a société anonyme organized under the laws of the Republic of France. Following the initial issuance of Acquisition Preferred Stock to effect the acquisition of CarnaudMetalbox, no further shares of Acquisition Preferred Stock shall be issued and, in the event that any shares of Acquisition Preferred Stock are authorized but unissued, the number of authorized shares of Acquisition Preferred Stock shall be reduced accordingly.

2. Additional Preferred Stock. The unissued shares of Additional Preferred Stock may be divided and issued at any time and from time to time in one or more classes or series of a class as may be designated by the Board of Directors of the Corporation. The Board of Directors shall have the full authority permitted by law to fix by resolution the designations, number and the voting rights, preferences, privileges, limitations, restrictions, conversion rights and other special or relative rights, if any, of any class or any series of any class of the Additional Preferred Stock that may be desired; provided, however, that such shares will rank on a parity with or junior to Acquisition Preferred Stock and provided further that the shares of any such class or series of a class shall not be entitled to more than one vote per share when voting as a class with holders of the Corporation’s Common Stock.

FOURTH: The capital of the Corporation shall be at least equal to the amount of the aggregate par value of all issued shares having par value.

FIFTH: The registered office of the Corporation within the Commonwealth is to be located in the City of Philadelphia, at 9300 Ashton Road, Philadelphia, Pennsylvania 19136.

SIXTH: The duration of the Corporation is to be perpetual.

SEVENTH: Following the merger of Crown Cork & Seal Company, Inc., a New York corporation into the Corporation, the number of the directors of the Corporation is to be not less than ten (10) nor more than eighteen (18), as may be provided in the by-laws from time to time. The directors need not be stockholders of the Corporation.

EIGHTH: The following provisions are inserted for the regulation of the business and for the conduct of the affairs of the Corporation and its directors and stockholders:

1. The Board of Directors from time to time shall determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have the right to inspect any books or documents of the Corporation except as conferred by statute or authorized by the Board of Directors.

2. A director of the Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the Corporation, either as a vendor, purchaser or otherwise, nor in the absence of fraud shall, insofar as permitted by statute, any transaction or contract of the Corporation be void or voidable or affected by reason of the fact that any director, or any firm of which any director is a member, or any corporation of which any director is an officer, director or stockholder, is in any way interested in such transaction or contract, provided that at the meeting of the Board of Director’, or of a committee thereof having authority in the premises to authorize or confirm said contract or transaction, the interest of such director, firm or corporation is disclosed or made known, and there shall be present a quorum of the Board of Directors or of the directors constituting such committee, and such contract or transaction shall be approved by a majority of such quorum, which majority shall consist of directors not so interested or connected. Nor shall any director be liable to account to the Corporation for any profit realized by him from or through any such transaction or contract of the Corporation, ratified or approved as aforesaid, by reason of the fact that he or any firm of which he is a member, or any corporation of which he is a stockholder, director or officer, was interested in such transaction or contract. Directors so interested may be counted when present at meetings of the Board of Directors or of such committee for the purpose of determining the existence of a quorum. Each and every person who is or may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from those contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any wise interested. Any contract, transaction or act of the Corporation or the Board of Directors or of any committee which shall be ratified by a majority in interest of a quorum of the stockholders having voting power, shall, insofar as permitted by statute, be as valid and as binding as though ratified by every stockholder of the Corporation; but this shall not be construed as requiring the submission of any contract to the stockholders for approval.

3. The Board of Directors shall have power from time to time to fix and determine and vary the amount to be set aside from the earnings of the Corporation as working capital before making payment of any dividends on any class of stock or any distribution of profits; and before making payment of any dividends on any stock or any distribution of profits, the Board of Directors may set aside out of the profits of the Corporation such sum or sums as it may from time to time in its absolute discretion think proper, whether as additional working capital, as a fund for the payment and retirement of the indebtedness of the Corporation, whether funded or otherwise, or as a surplus fund for such corporate purposes as the Board shall think conducive to the best interests of the Corporation.

4. The Board of Directors shall have power to hold their meetings in or outside the Commonwealth of Pennsylvania, in such places as from time to time may be designated by the By-Laws or by resolution of the Board of Directors.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision herein contained in the manner named, or hereafter prescribed by law, and all rights conferred upon stockholders hereunder are granted subject to this provision.

TENTH: Subchapter E, Control Transactions, of Chapter 25 of the Pennsylvania Business Corporation Law, as amended, shall not be applicable to the Corporation.

Exhibit A

Designation of Terms of 4.5% Preferred Stock

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (and, therefore, the Executive Committee of the Board of Directors) in accordance with Article THIRD, Section C.L of the amended and restated Articles of Incorporation of the Company, a series of Preferred Stock of the Company is hereby created having the terms and provisions set forth in Exhibit B hereto.

Exhibit B

Terms of Preferred Stock

The designation and number, voting rights, preferences, privileges, limitations, restrictions, conversion and other special or relative rights of the new series of Preferred Stock of the Corporation are as follows:

1. Designation and Amount. The shares of such series shall be designated as “4.5% Convertible Preferred Stock” (the “4.5% Preferred Stock”) and the number of shares constituting such series shall be 50,000,000. The par value of the 4.q% Preferred Stock shall be $41.8875 per share.

2. Rank. All shares of 4.5% Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding-up, rank senior to all of the Corporation’s now or hereafter issued Junior Securities (as hereinafter defined) and on a parity with the Parity Securities (as hereinafter defined), unless the issuance of a new class of preferred stock that ranks senior in respect of dividend rights or rights upon liquidation, dissolution and winding-up is specifically approved by the holders of 4.5% Preferred Stock as provided under Section 6(d). The Common Stock and other equity securities (other than any senior securities specifically approved by the holders of 4.5% Preferred Stock as provided under Section 6(d)) of the Corporation shall be “Junior Securities” for all purposes hereunder unless, with respect to any class of equity securities other than the Common Stock such securities expressly provide that they rank on a parity with the 4.5% Preferred Stock with respect to dividends and upon liquidation, dissolution or winding-up, in which case such class of equity securities shall be “Parity Securities”. The terms of the 4.5% Preferred Stock do not restrict the creation of Junior Securities and Parity Securities other than as provided in Section 6(d).

3. 4.5% Preferred Dividends. The holders of 4.5% Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $1.8848 per annum per share (the “4.5% Preferred Dividends”), and no more, which shall be fully cumulative and shall be payable in cash (except as provided in Section 5(i)) quarterly in arrears on February 20, May 20, August 20 and November 20 of each year (each a “Dividend Payment Date”) (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear upon the stock transfer books of the Corporation on such record dates, not more than sixty days nor less than ten days preceding the respective Dividend Payment Dates, as are fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized , committee thereof).

The first dividend period shall be from the date of initial issuance of the 4.5% Preferred Stock to, but excluding, the first Dividend Payment Date occurring in 1996 (except that if the date of initial issuance occurs within 20 days prior to such Dividend Payment Date, the first dividend period shall be from the date of initial issuance to, but including, the next following Dividend Payment Date) and the first Dividend Payment Date in respect of the 4.5% Preferred Stock shall be the first Dividend Payment Date occurring in 1996 (or if the date of initial issuance occurs within 20 days prior to such date, the next following Dividend Payment Date).

Dividends on the 4.5% Preferred Stock shall accrue (whether or not declared and whether or not such amounts would be available, legally or otherwise, at that time for distribution to holders of 4.5% Preferred Stock) on a daily basis from the date of original issuance of the 4.5% Preferred Stock or from the most recent Dividend Payment Date to which full dividends have been paid. Dividends will cease to accrue in respect of any shares of the 4.5% Preferred Stock on the effective date of a mandatory conversion pursuant to Section 5(e) or on the date of their earlier voluntary conversion. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the 4.5% Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

For purposes hereof, the term “legal holiday” shall mean any day on which banking institutions are authorized to close in New York, New York or in Philadelphia, Pennsylvania. Subject to the next Paragraph of this Section 3, payments on account of accrued and unpaid dividends for any past dividend period may be declared and paid at any time, without reference to any regular Dividend Payment Date. The amount of dividends payable per share of 4.5% Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. No interest shall be payable in respect of any accrued and unpaid dividends on the 4.5% Preferred Stock. Holders of the shares of 4.5% Preferred Stock, as such, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative cash dividends as provided in this Section 3.

No dividends or other distributions shall be declared, paid or set apart for payment or otherwise made on shares of any Junior Securities (other than a dividend or distribution paid solely in shares of, or warrants, rights or options exercisable for or convertible into Junior Securities), unless and until all accrued and unpaid dividends on the 4.5% Preferred Stock for all dividend payment periods ending on or before the payment date of such dividend or other distribution on Junior Securities shall have been paid or declared and set apart for payment.

No payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of shares of Junior Securities shall be made unless and until all accrued and unpaid dividends on the 4.5% Preferred Stock for all dividend payment periods ending on or before such payment in respect of such Junior Securities shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Junior Securities (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, (B) solely in exchange for or upon conversion into Junior Securities or (C) pursuant to a redemption at the stated redemption price of any rights granted to holders of Common Stock pursuant to a stockholder rights plan.

No full dividends shall be declared, paid or set apart for payment on shares of any class or series of the Parity Securities for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the 4.5% Preferred Stock for all dividend payment periods ending on or before the payment date of such full dividends on Parity Securities. No dividends may be paid on Parity Securities except on dates on which dividends are paid on the 4.5% Preferred Stock. If dividends are not paid or set apart in full upon the shares of 4.5% Preferred Stock and any Parity Securities, all dividends paid or declared and set apart for payment on the 4.5% Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the 4.5% Preferred Stock and the Parity Securities on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the 4.5% Preferred Stock and the Parity Securities bear to each other.

No payment on account of the purchase, redemption, retirement or other acquisition of shares of Parity Securities shall be made, and, other than dividends to the extent permitted by the preceding Paragraph, no distributions shall be declared, paid or set apart for payment or otherwise made on shares of Parity Securities, unless and until all accrued and unpaid dividends on the 4.5% Preferred Stock for all dividend payment periods ending on or before such payment in respect of, or the payment date of such distribution on, such Parity Securities shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Parity Securities (A) pursuant to any Employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation hereafter adopted, (B) solely in exchange for or upon conversion into other Parity Securities or Junior Securities or (C) pursuant to a redemption at the stated redemption price of any rights granted to holders of Common Stock pursuant to a stockholder rights plan.

Subject to the foregoing provisions, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any junior Securities or Parity Securities, and may redeem, purchase or otherwise acquire any Junior Securities or Parity Securities, and the holders of the 4.5% Preferred Stock shall not be entitled to share therein.

Any dividend payment made on shares of the 4.5% Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the 4.5% Preferred Stock.

All dividends paid with respect to shares of the 4.5% Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

Holders of shares of the 4.5% Preferred Stock shall he entitled to receive the dividends provided for in this Section 3 in preference to and in priority over any dividend upon any of the Junior Securities.

4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of 4.5% Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders an amount per share of 4.5% Preferred Stock equal to all dividends accrued and unpaid on such share to (but not including) the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $41.8875 per share, before any payment shall be made or any assets distributed in respect of such Junior Securities.

If the assets of the Corporation available for distribution to stockholders are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 4.5% Preferred Stock (as provided in the preceding Paragraph of this Section 4) and any Parity Securities, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of outstanding shares of 4.5% Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

Except as provided in this Section 4, holders of 4.5% Preferred Stock, as such, shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

For the purposes of this Section 4, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

(i) the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation;

(ii) the consolidation or merger of the Corporation with or into one or more other corporations, or other associations;

(iii) the consolidation or merger of one or more corporations or other associations with or into the Corporation;

(iv) the participation by the Corporation in a share exchange; or

(v) the division of the Corporation pursuant to 15 Pa. C.S. Subch. 19D.

5. Conversion Privilege.

(a) Right of Conversion. At any time after the date of initial issuance of the 4.5% Preferred Stock, each share of 4.5% Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of 4.5% Preferred Stock that is equal to $41.8875 divided by the conversion price applicable per share of Common Stock. For purposes of this Section 5, the “conversion price” applicable per share of Common Stock shall initially be equal to $45.9715 and shall be adjusted from time to time in accordance with the provisions of this Section 5.

(b) Conversion Procedures. Any holder of shares of 4.5% Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of 4.5% Preferred Stock at the office of the transfer agent for the 4.5% Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of 4.5% Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

The Corporation shall, as soon as practicable after such surrender of certificates evidencing shares of 4.5% Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of 4.5% Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment without interest in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made on the date of such surrender of the shares of 4.5% Preferred Stock to be converted (the “Surrender Date”), and the person or persons entitled to receive the Common Stock deliverable upon conversion of such 4.5% Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

In the event that fewer than all shares of 4.5% Preferred Stock represented by a surrendered certificate are to be converted hereunder, a new certificate shall be issued at the expense of the Corporation representing the shares of 4.5% Preferred Stock not so converted. No interest will be payable with respect to any cash adjustment paid with respect to any fractional shares of Common Stock as hereinafter provided. No holder of a certificate or certificates which immediately prior to the Surrender Date represented shares of outstanding 4.5% Preferred Stock shall have any rights as a holder of such Common Stock, including without limitation voting rights or the right to receive any dividend or other distribution from the Corporation with respect to any Common Stock, until surrender of such certificate or certificates that prior to the Surrender Date represented such shares of 4.5% Preferred Stock in exchange for a certificate or certificates representing such Common Stock.

Effective on the day following the Surrender Date, dividends shall cease to accrue on any shares of 4.5% Preferred Stock surrendered for conversion, such shares of 4.5% Preferred Stock shall no longer be deemed outstanding, all rights of the holders thereof as preferred stockholders of the Corporation shall cease (other than the right to receive dividends declared payable to holders of record of 4.5% Preferred Stock on a record date prior to the Surrender Date) and thereupon the certificate or certificates theretofore representing such shares of 4.5% Preferred Stock shall represent only the right to receive the Common Stock deliverable upon conversion in respect thereof.

(c) Adjustment of Conversion Price. The conversion price at which a share of 4.5% Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

(1) In case at any time after the date of original issuance of the 4.5% Preferred Stock, the Corporation shall pay or make a dividend or other distribution to all holders of its Common Stock or other Junior Securities of the Corporation in shares of Common Stock, the conversion price in effect at the opening of business on the business day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this Subparagraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(2) In case at any time after the date of original issuance of the 4.5% Preferred Stock, the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Subparagraph (6) of this Paragraph) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such current market price) and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this Subparagraph (2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation. The foregoing provision shall not apply to issuances of rights pursuant to a stockholder rights plan provided that such rights are issued together with the Common Stock upon conversion of the 4.5% Preferred Stock. In the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion price shall be adjusted to the conversion price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase; provided, however, that no such readjustment upon expiration of such rights or warrants shall affect the number of shares of Common Stock issued upon any conversion of 4.5% Preferred Stock prior to such readjustment.

(3) In case at any time after the date of original issuance of the 4.5% Preferred Stock, outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case at any time after the date of original issuance of the 4.5% Preferred Stock outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(4) In case at any time after the date of original issuance of the 4.5%. Preferred Stock, the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in Subparagraph (2) of this Paragraph, (ii) any dividend or distribution in cash solely out of the retained earnings of the Corporation (retained earnings of the Corporation for this purpose being calculated at any date to exclude the one-time impact of the Corporation’s adopting changes in accounting principles required by changes in (x) United States generally accepted accounting principles or (y) the application or interpretation of United States generally accepted accounting principles by any applicable governmental or regulatory authority, provided that only changes occurring in the fiscal year with respect to which retained earnings is being determined shall be excluded for this purpose) and (iii) any dividend or distribution referred to in Subparagraph (1) of this Paragraph), then in each such case, unless the Corporation elects to reserve shares or other units of such securities or assets for distribution to the holders of the 4.5% Preferred Stock upon the conversion of the shares of 4.5% Preferred Stock so that any holder of 4.5% Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the kind and amount of such securities or assets which such holder would have received if such shares of 4.5% Preferred Stock had been converted into shares of Common Stock immediately prior to the date fixed for the determination of stockholders entitled to receive such distribution, the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Subparagraph (6) of this Paragraph) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive and described in a resolution of the Board of Directors filed with the transfer agent for the 4.5% Preferred Stock and mailed to the holders of record of the 4.5% Preferred Stock) on the date fixed for such determination of the portion of the assets or evidences of indebtedness se distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(5) The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 5(f) applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of stockholders entitled to receive such distribution” and “the date fixed for such determination” within the meaning of Subparagraph (4) of this Paragraph), and a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock, if any, outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective”, as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of Subparagraph (3) of this Paragraph).

(6) For the purpose of any computation under Subparagraphs (2) and (4) of this Paragraph, the current market price per share of Common Stock on any day shall be deemed to be the average of the “market prices” (as defined below) for shares of Common Stock for any five consecutive Business Days selected by the Corporation commencing not more than 20 Business Days before the date in question, provided, however, that if the “ex” date (as defined later in this Subparagraph (6)) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to Subparagraph (1), (2), (3) or (4) above occurs on or after the 20th Business Day prior to the day in question and prior to the “ex” date for the issuance or distribution requiring such computation, the market price for each Business Day prior to the “ex” date for such other event shall be adjusted by multiplying such market price by the same fraction by which the conversion price is required to be adjusted as a result of such other event. For purposes of this Paragraph, the term “‘ex’ date”, (i) when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the market price was obtained without the right to receive such issuance or distribution and (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective. The term “market price” as used in this Paragraph means, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case of the Common Stock on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Common Stock is not Li d or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose. If none of the conditions set forth above is met, the closing price of Common Stock on any day or the average of such closing prices for any period shall he the fair market value of such class of stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Corporation.

(7) In any case in which this Paragraph shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer the implementation of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Corporation shall, with respect to any share of 4.5% Preferred Stock converted after such record date and before such adjustment shall have become implemented (i) defer paying any cash payment pursuant to Paragraph (d) below in respect of fractional shares or issuing to the holder of such share of 4.5% Preferred Stock the number of shares of Common Stock issuable upon such conversion in excess of the number of shares of Common Stock issuable thereupon only on the basis of the conversion price prior to adjustment, and (ii) not later than five Business Days after such adjustment shall be implemented, pay to such holder the appropriate cash payment pursuant to Paragraph (d) and issue to such holder the additional shares of Common Stock and other capital stock and securities of the Corporation issuable on such conversion and deliver to such holder such other assets deliverable on such conversion. If an event otherwise requiring that an adjustment be made pursuant to this Paragraph never becomes effective, no such adjustment shall be required to be implemented.

(8) Notwithstanding anything to the contrary herein, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, that any adjustments which by reason of this Subparagraph (8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph shall be made by the Corporation to the nearest cent or the nearest one-hundredth of a share, as the case may be.

(9) The Corporation may make such reductions in the conversion price, in addition to those required by Subparagraphs (1), (2), (3) and (4) of this Paragraph, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. Any determination by the Board of Directors of the Corporation in connection with the foregoing, if made in good faith, shall be conclusive and described in a resolution of the Board of Directors filed with the transfer agent for the 4.5% Preferred Stock and mailed to the holders of record of the 4.5% Preferred Stock.

(10) As used in this Section 5, “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

(11) Whenever the conversion price is adjusted as herein provided, the Corporation shall:

(i) forthwith compute the adjusted conversion price in accordance with this Section 5(c) and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or Controller of the Corporation setting forth the adjusted conversion price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the 4.5% Preferred Stock and the Common Stock; and

(ii) mail a notice stating that the conversion price has been adjusted, the facts requiring such adjustment and the facts upon which such adjustment is based and setting forth the adjusted conversion price to the holders of record of the outstanding shares of the 4.5% Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter for the first three quarters of each year and within 90 days of the end of the last fiscal quarter of each year.

(d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upconversion of 4.5% Preferred Stock. If more than one certificate evidencing shares of 4.5% Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 4.5% Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of 4.5% Preferred Stock, the Corporation shall pay a cash adjustment without interest in respect of such fractional share in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange, shall be the reported last sale price regular way on the New York Stock Exchange) at the close of business on the day of conversion.

(e) Mandatory Conversion. On the fourth anniversary of the date of original issuance of the 4.5% Preferred Stock (the “Latest Mandatory Conversion Date”) all of the 4.5% Preferred Stock shall convert into shares of Common Stock on the basis provided in Subparagraph (3) of this Paragraph (e). If, at any time prior to the Latest Mandatory Conversion Date less than 30% of the number of shares of 4.5% Preferred Stock initially issued remain outstanding, the remaining shares of 4.5% Preferred Stock shall, at the election of the Corporation and after notice has been provided as set forth below, convert into shares of Common Stock on the basis provided in Subparagraph (3) of this Paragraph (e).

(1) Notice of Conversion. If the Corporation has elected to convert the 4.5% Preferred Stock into Common Stock pursuant to the second sentence of this Paragraph (e), the Corporation will provide notice of mandatory conversion of shares of 4.5% Preferred Stock pursuant to this Paragraph (e) (other than any conversion on the Latest Mandatory Conversion Date) to holders of record of the 4.5% Preferred Stock to be converted not less than 15 nor more than 60 days prior to the date fixed for conversion. Such notice shall be provided by mailing notice of such conversion first class air mail postage prepaid, to each holder of record of the 4.5% Preferred Stock to be converted, at such holder’s address as it appears on the stock register of the Corporation; provided, however, that no failure to such notice nor any defect therein shall affect the validity of the preceding notice for the conversion of any shares of 4.5% Preferred Stock except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Such notice shall specify the date fixed for conversion, the conversion price then effect and that on and after the date fixed for conversion dividends will cease to accrue on such shares.

(2) Deposit of Shares and Funds. The Corporation’s obligation to deliver shares of Common Stock and (only with respect to fractional shares) provide funds in accordance with this Paragraph (e) shall be deemed fulfilled if, on the mandatory conversion date, the Corporation shall deposit, with a bank or trust company, having an office or agency in

New York, New York and having a capital and surplus of at least $50,000,000, such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Paragraph (e) upon the conversion (including the payment of fractional share amounts) in trust for the account of the holders of the shares to be converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon conversion of the shares of 4.5% Preferred Stock so called for conversion, provided that the Corporation shall not deposit such shares of Common Stock or such funds on any date prior to the mandatory conversion date. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such conversion date shall be repaid and released to the Corporation, after which the holder or holders of such shares of 4.5% Preferred Stock so called for conversion shall look only to the Corporation for delivery of such shares of Common Stock or funds.

(3) Effective Date. Provided that the Corporation has fulfilled its obligations to deposit shares and funds as provided in Subparagraph (2) of this Paragraph (e), then effective on the conversion date fixed by the Corporation and notified to the holders of 4.5% Preferred Stock pursuant to Subparagraph (1) of this Paragraph (a) (or on the Latest Mandatory Conversion Date, as the case may be), each outstanding share of 4.5%. Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the conversion price then in effect, automatically and without any action on the part of any holder of shares of 4.5% Preferred Stock, and such shares of Common Stock shall be deemed outstanding from and after the conversion date.

(4) Surrender of Certificates, Status. Each holder of shares of 4.596 Preferred Stock to be converted pursuant to this Paragraph (e) shall surrender the certificates evidencing such shares to the Corporation at the price designated in the notice of such conversion or, if such version occurs on the Latest Mandatory Conversion Date, than such conversion shall, unless the Corporation has notified each holder otherwise, take place at the offices of the Corporation’s transfer agent, and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable following such surrender and following the date of such conversion. If any required notice of conversion shall have been given or no such notice is required by the terms hereof, and if on the date fixed for conversion, shares of Common Stock and funds necessary for the conversion shall have been deposited with a bank or trust company as provided in Subparagraph (2) of this Paragraph (e), then, notwithstanding that i-he certificates evidencing any shares of 4.5% Preferred Stock. subject to conversion shall not have been surrendered, the shares represented thereby subject to conversion shall be deemed no longer outstanding, dividends with respect to the shares subject to conversion shall cease to accrue after the date fixed for conversion and all rights with respect to the shares subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Common Stock and funds, if any, to which they are entitled without interest upon surrender of their certificates therefor.

(f) Reclassification, Consolidation Merger or Sale of Assets. In case of any consolidation of the Corporation with, or merger of the Corporation or share exchange into, any other Person (as hereinafter defined), any merger of another Person into the Corporation (other than a merger or share exchange which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock.) or any sale or transfer of all or substantially all of the assets of the Corporation, lawful provision shall be made as a part of the terms of such consolidation, merger, sale or transfer whereby the holder of each share of the 4.5% Preferred Stock shall have the right to convert such share into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Corporation into which a share of the 4.5% Preferred Stock might have been converted at the conversion price in effect immediately prior to such consolidation, merger, sale or transfer (including aggregation rights with respect to fractional shares equivalent to those set forth in Paragraph (d) above), assuming such holder of Common Stock of the Corporation (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or exchanged its shares or to which such sale or transfer was made, as the case may be (a “constituent Person”), or an Affiliate (as hereinafter defined) of a Constituent Person, and (ii) failed to exercise his rights of election, any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by other than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised; provided, however, that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by others than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Paragraph the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares. It is understood for purposes of this Paragraph that, if the stockholders of the Corporation have approved any such consolidation, merger, sale or transfer which makes provision for the 4.5% Preferred Stock under the terms of such consolidation, merger, sale or transfer (such approval to include the necessary approval, if any, of the holders of the 4.5% Preferred Stock under Section 6), then the holders of 4.5% Preferred Stock shall be deemed to have waived the benefits of this Paragraph.

Such provision shall also provide, as a part of the terms of such consolidation, merger, share exchange, sale or transfer, for adjustments for subsequent events equivalent to the adjustments provided for in Section 5(c). The above provisions of this Paragraph (f) shall similarly apply to successive consolidations, mergers, share exchanges, sales or transfers.

For purposes of this Paragraph (f), “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity and “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

With respect to any consolidation, merger, share exchange, or transfer in which the Corporation is not the surviving Person, the surviving Person shall be a Person organized under the laws of a State of the United States.

(g) Reservation of Shares; Etc. The Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the 4.5% Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of 4.5% Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the Commonwealth of Pennsylvania, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of 4.5% Preferred Stock.

If any shares of Common Stock required to be reserved for purposes of conversion of the 4.5% Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange, the Paris Stock Exchange or any other national or foreign securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the 4.5% Preferred Stock.

(h) Prior Notice of Certain Events. In case:

(1) the Corporation shall declare any dividend (or any other distribution) on its Common Stock other than ordinary quarterly dividends in accordance with the Corporation’s dividend policy (and other than dividends and distributions described in clauses (2) and (3) below); or

(2) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants other than pursuant to a stockholder rights plan provided that such rights are issuable together with Common Stock upon conversion of the 4.5% Preferred Stock; or

(3) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any division or consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(4) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the 4.5% Preferred Stock, and shall cause to be mailed to the holders of record of the 4.5% Preferred Stock, at their last addresses as they w all appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, lights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(i) Accrued and Unpaid Dividends. Notwithstanding the provisions of Paragraph (b) above, the holder of each share of 4.5% Preferred Stock shall, upon the conversion of shares of 4.5% Preferred Stock pursuant to Paragraph (e) above, convert all accrued and unpaid dividends in respect of such shares of 4.5% Preferred Stock into Common Stock at the conversion price.

6. Voting Rights. Other than as set forth below and except as provided under applicable law, the holders of 4.5% Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters to be voted on by the Corporation’s holders of Common Stock. When voting together with the holders of Common Stock on any matter, each share of 4.5% Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of 4.5% Preferred Stock is convertible as provided under Section 5 as of the record date applicable to such vote. The holders of 4.5% Preferred Stock shall have the following additional voting rights:

(a) Required Votes. Except as provided below, a vote of at least a majority of 4.5% Preferred Stock then outstanding shall be sufficient to take any action requiring the vote of the 4.5% Preferred Stock as a separate class. The Common Stock shall not vote together with the 4.5% Preferred Stock on any such matters. At any meeting where the 4.5% Preferred Stock shall have the right to vote as a separate class, the presence, in person or by proxy, of a majority of the outstanding shares of the 4.5% Preferred Stock shall constitute a quorum of such class.

(b) Default Voting Rights. Whenever dividends accrued on the 4.5% Preferred Stock shall be in arrears and unpaid for at least six consecutive quarterly dividend periods, (i) the number of members constituting the Board of Directors shall be increased by two, effective as of the time of election of such directors as hereinafter provided and (ii) the holders of shares of 4.5% Preferred Stock (voting separately as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are then exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation (the “4.5% Preferred Stock Directors”) to fill such newly-created directorships. Such right to elect two 4.5% Preferred Stock Directors shall become effective at the earlier of (x) the next meeting of stockholders of the Corporation at which directors are to be elected held after such dividends have been in arrears and unpaid for six consecutive quarterly dividend periods and (y) the special meeting of holders of 4.5% Preferred Stock (and of Parity Securities on which similar voting rights have been conferred) called as provided below in this Paragraph (b), and shall terminate when all accrued and unpaid dividends on the 4.5% Preferred Stock have been declared and paid or set apart for payment in full, subject to re-vesting in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of quarterly dividend periods as described above.

Each of the two 4.5% Preferred Stock Directors shall serve until the next annual meeting of stockholders of the Corporation and until his or her successor shall be elected and shall have qualified or the earlier expiration of his or her term as provided in this Paragraph (b). No 4.5% Preferred Stock Director may be removed without the vote of holders of a majority of the shares of 4.5% Preferred Stock voting as a class, or the holders of majority of shares of 4.5% Preferred Stock and Parity Securities having the right to vote in the election of the 4.5% Preferred Stock Directors in case holders of shares of Parity Securities shall also have the right to elect such directors voting together as a single class, as the case may he. If, prior to the expiration of the term of any 4.5% Preferred Stock Director, a vacancy in the office of such director shall occur, such vacancy shall, until the expiration of such term, in each case be filled by the vote of the holders of record of a majority of the then outstanding shares of 4.5% Preferred Stock voting as a class, or the holders of a majority of the shares of 4.5% Preferred Stock and Parity Securities who are then entitled to participate in the election of the 4.5% Preferred Stock Directors in case holders of such Parity Securities shall also have the right to elect such directors voting together as a single class, as the case may be.

Upon any termination of the right of the holders of 4.5% Preferred Stock voting as a class to elect the 4.5% Preferred Stock Directors as herein provided, the term of office of the 4.5% Preferred Stock Directors then in office shall terminate immediately. Upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two.

At elections for 4.5% Preferred Stock Directors, each holder of 4.5% Preferred Stock shall be entitled to one vote per share. In the event that the holders of any Parity Securities shall be entitled to participate in the election of the 4.5% Preferred Stock Directors, the holders of such Parity Securities shall be entitled to cast one vote for each $41.8875 in liquidation value of such Parity Securities.

The foregoing right of the holders of shares of 4.5% Preferred Stock with respect to the election of the 4.5% Preferred Stock Directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of shares of 4.5% Preferred Stock more than ninety days preceding the date established for the next annual meeting of stockholders, the Chairman of the Board or President of the Corporation shall, within twenty days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of 4.5% Preferred Stock, call a special meeting of the holders of 4.5% Preferred Stock (and of any Parity Securities on which similar voting rights have been conferred) to be held within sixty days after the delivery of such request for the purpose of electing the 4.5% Preferred Stock Directors.

(c) Removal. The holders of shares of 4.5% Preferred Stock (together with the holders of any Parity Securities on which similar voting rights have been conferred), voting as a class shall have the right to remove without cause at any time and replace the 4.5% Preferred Stock Directors.

(d) Class Voting Rights. So long as any 4.5% Preferred Stock is outstanding (except when notice of the mandatory conversion of all outstanding shares of 4.5% Preferred Stock has been duly given by the Corporation or as of the Latest Mandatory Conversion Date and, in each case, shares of Common Stock and any necessary funds have been deposited in trust for such conversion pursuant to Section 5(e)), the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds ( 2/3) (unless a higher percentage shall then be required by applicable law) of all outstanding shares of 4.5% Preferred Stock voting separately as a class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for this purpose, (i) amend, alter or repeal any provision of the Articles of Incorporation of the Corporation, as amended, so as to affect, in any manner adverse to the holders of the 4.5% Preferred Stock, the relative rights, preferences, qualifications, limitations or restrictions of the 4.5% Preferred Stock; (ii) create, authorize, or reclassify any authorized stock of the Corporation into, or increase the authorized amount of, any class or series of the Corporation’s capital stock ranking prior to the 4.5% Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any security convertible into shares of such a class or series; or (iii) take any other action on which the holders of the 4.5% Preferred Stock shall be entitled by law to vote separately as a class.

For purposes of Section 6(d), without limitation, (i) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities and (ii) the creation of any indebtedness of the Corporation (other than indebtedness convertible into or exchangeable for capital stock of the Corporation other than Junior Securities or Parity Securities), shall not require the consent of the holders of the 4.5% Preferred Stock voting as a class.

(e) Limitations. Except as may otherwise be required by law, the shares of 4.5% Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in the Articles of Incorporation of the Corporation (as the same may be amended from time to time).

(f) No Cumulative Voting. The holders of 4.5% Preferred Stock shall not be entitled to cumulative voting in the election of directors of the Corporation whether voting as a class or voting together with the holders of Common Stock.

7. Status of Acquired Shares and Further Issuances of 4.5% Preferred Stock. Shares of 4.5% Preferred Stock received upon conversion pursuant to Section 5 or otherwise acquired by the Corporation, shall be cancelled and shall not be reissued by the Corporation, and the number of authorized shares of 4.5% Preferred Stock shall be correspondingly reduced.

Following the initial issuance of 4.5% Preferred Stock, no further shares of 4.5% Preferred Stock shall be issued and, in the event that any shares of 4.5% Preferred stock are authorized but unissued, the number of authorized shares of 4.5% Preferred Stock shall be reduced accordingly.

8. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

9. Miscellaneous. (a) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of 4.5% Preferred Stock or shares of Common Stock or other securities issued on account of 4.5% Preferred Stock pursuant hereto or certificates or instruments evidencing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of 4.5% Preferred Stock or Common Stock or other securities in a name other than that in which the shares of 4.5% Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to, the Corporation the amount of any such tax or has established to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b) In the event that a holder of shares of 4.5% Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of 4.5% Preferred Stock should be made or the address to which the certificates evidencing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such 4.5% Preferred Stock as shown on the records of the Corporation and to send the certificates evidencing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

B-17